CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statements (Post-Effective Amendment No. 1 to Form S-8 Nos. 33-41027, 33-80988, 333-13387, 33-80992, 33-94790, 333-13359 and 333-13357) pertaining to the 1991
Employee Stock Purchase Plan, the 1994 Incentive Stock Plan and the PMC-Sierra, Inc. (Portland) 1996 Stock Option Plan of PMC-Sierra, Inc., of our report dated January 22, 1997, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. (formerly known as Sierra Semiconductor Corporation) included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                            /s/ ERNST & YOUNG LLP



San Jose, California
August 25, 1997